Exhibit 77K

Changes in Registrant's Certifying Accountant

On October 20, 2005, the Audit and Nominating Committee of the Board of Directors of The New America High Income Fund, Inc. (the "Fund") voted to replace KPMG LLP ("KPMG") as the Fund's independent registered public accountants with Tait, Weller & Baker LLP effective as of the tendering of KPMG's resignation letter. KPMG resigned as the Funds's independent registered public accountants as of October 25, 2005. The reports issued by KPMG on the Funds's financial statements for each of the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's two most recent fiscal years and through the date hereof, there were no disagreements with KPMG on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, which, if not resolved to KPMG's satisfaction, would have caused them to make reference to the subject matter in connection with their report of the Fund's financial statements for such years: and there were no "reportable events" as defined in item 304(a)(1)(v) of Regulation S-K.

A letter from KPMG LLP is attached as an exhibit to this Form N-SAR.

On October 25, 2005, the Fund engaged Tait, Weller & Baker LLP to serve as the Company's independent registered public accountants for the year ended
December 31, 2005. During the years ended December 31, 2004 and
December 31,2003, the Fund did not consult with Tait, Weller & Baker LLP with respect of accounting principles to a specified transaction either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

October 28, 2005



Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549-7561



Dear Sirs:


We were previously independent registered public accountants for The New America High Income Fund (the Fund), we reported on the financial statements and financial highlights as of December 31, 2004 and for the years covered by our Independent Registered Public Accounting Firm report dated February 4, 2005. On October 25, 2005 we resigned. We have read the Fund's statements, included under item 4.01 of its Form 8-K dated October 28, 2005, which subsequently, will be included in Sub-Item 77k of Form N-SAR and we agree with the statements concerning our firm contained therein.



Very truly yours,


KPMG LLP